UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
CHEGG, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 26, 2018

To Our Stockholders,

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Chegg, Inc. The meeting will be held at 3990 Freedom Circle, Santa Clara, California on Thursday, June 7, 2018 at 9:00 a.m. (Pacific Time).

We have elected to deliver our proxy materials to our stockholders over the Internet in accordance with Securities and Exchange Commission rules. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. On April 26, 2018, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders, which contains instructions on how to access our proxy materials for our 2018 Annual Meeting of Stockholders, including our proxy statement and annual report to stockholders. The Notice also provides instructions on how to vote by telephone or via the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the accompanying notice of annual meeting of the stockholders and proxy statement.

Please use this opportunity to take part in our company’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

Sincerely,

Dan Rosensweig President and Chief Executive Officer

CHEGG, INC.
3990 Freedom Circle
Santa Clara, CA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of Chegg, Inc. will be held on Thursday, June 7, 2018, at 9:00 a.m. (Pacific Time) at our offices located at 3990 Freedom Circle, Santa Clara, California.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1. To elect two Class II directors of Chegg, Inc., each to serve until the third annual meeting of stockholders following this meeting and until his successor has been elected and qualified or until his earlier resignation or removal.

2. Vote, on a non-binding advisory basis, on the compensation paid by us to our named executive officers for the year ended December 31, 2017.

3. Vote, on a non-binding advisory basis, on the frequency of future advisory votes on executive compensation.

4. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock at the close of business on April 10, 2018 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. For 10 days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available during ordinary business hours at our headquarters for examination by any stockholder for any purpose relating to the meeting.

Your vote is very important. Each share of our common stock that you own represents one vote. For questions regarding your stock ownership, if you are a registered holder, you can contact our transfer agent, American Stock Transfer & Trust Company, through their website at www.astfinancial.com or by phone at (800) 937-5449.

By Order of the Board of Directors,

Dave Borders Jr. General Counsel and Secretary

Santa Clara, California
April 26, 2018
Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or via the Internet or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 5 of the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials that was mailed to you.

CHEGG, INC.
PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

“Householding” - Stockholders Sharing the Same Last Name and Address	46
OTHER MATTERS	48
APPENDIX A	49

CHEGG, INC.
3990 Freedom Circle
Santa Clara, CA 95054

PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

April 26, 2018

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of Chegg, Inc. (“Chegg,” “we,” or “our”) for use at Chegg’s 2018 Annual Meeting of Stockholders (the “meeting”) to be held at 3990 Freedom Circle, Santa Clara, California on June 7, 2018, at 9:00 a.m. (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 26, 2018, we sent a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders, which contains instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by telephone or via the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. As of April 26, 2018, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are our officers, have the authority in their discretion to vote the shares of our common stock represented by the proxy. Following the meeting, management will respond to questions from stockholders.

Record Date

Only holders of record of our common stock at the close of business on April 10, 2018, the record date, will be entitled to vote at the meeting. At the close of business on April 10, 2018, we had 111,867,529 shares of our common stock outstanding and entitled to vote.

Quorum

The holders of a majority of the voting power of the shares of our common stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights

Each holder of shares of our common stock is entitled to one vote for each share of our common stock held as of the close of business on April 10, 2018, the record date. You may vote all shares owned by you as April 10, 2018, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee (collectively referred to in this proxy statement as your “broker”).

Stockholder of Record: Shares Registered in Your Name. If, on April 10, 2018, your shares of our common stock were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by telephone, via the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker. If, on April 10, 2018, your shares of our common stock were held in an account with a broker, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares of our common stock held in your account. However, the broker that holds your shares of our common stock is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the broker that holds your shares giving you the right to vote the shares at the meeting.

Required Vote

Proposal No. 1. Each director nominated in Proposal No. 1 will be elected by a plurality of the votes cast, which means that the two individuals nominated for election to the board of directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or more nominees or “WITHHOLD” your vote with respect to one or more nominees.

Proposal No. 2. The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to approve, on an advisory and non-binding basis, the compensation awarded to our named executive officers for the year ended December 31, 2017. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Although this say-on-pay vote is advisory and, therefore, will not be binding on us, our compensation committee and our board of directors value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns and the compensation committee will evaluate what actions may be necessary or appropriate to address those concerns.

Proposal No. 3. The choice of frequency that receives the highest number of affirmative “FOR” votes will be considered the advisory vote of our stockholders. You may vote for “ONE YEAR,” “TWO YEARS” or “THREE YEARS” or “ABSTAIN.” A properly executed proxy marked “ABSTAIN” with respect to the frequency of the stockholder vote on executive compensation will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum. Even though your vote is advisory and, therefore, will not be binding on us, our board of directors and compensation committee value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation program of our named executive officers.

Proposal No. 4. Approval of Proposal No. 4 will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes cast “AGAINST” the proposal. Abstentions (shares of our common stock present at the meeting and voted “ABSTAIN”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon.

“Broker non-votes” occur when shares of our common stock held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares of our common stock will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote:
•Proposal No. 1 - FOR each of the Class II directors named in this proxy statement.
•Proposal No. 2 - FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

•Proposal No. 3 - FOR “ONE YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation.
•Proposal No. 4 - FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person – we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote via telephone or Internet – in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•
vote by mail – if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on June 6, 2018. Submitting your proxy (whether by telephone, via the Internet or by mail if you request or received a paper proxy card) will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. For Proposal No. 1, you may either vote “FOR” all of the nominees to the board of directors, or you may “WITHHOLD” your vote from any nominee you specify. For Proposal No. 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal No. 3, you may vote for “ONE YEAR,” “TWO YEARS” or “THREE YEARS” or “ABSTAIN” from voting. For Proposal No. 4, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares of our common stock should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or via the Internet. If you do not vote and you hold your shares of our common stock in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes”(as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares of our common stock that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares of our common stock are registered in more than one name or are registered in different accounts. To make certain all of your shares of our common stock are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or via the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Chegg. Following the original mailing of the soliciting materials, Chegg and its agents may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. Following the original mailing of the soliciting materials, Chegg will request brokers to forward copies of the soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, Chegg, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote via the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Chegg (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or via the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares of our common stock are held of record by a broker and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless revoked in person at the meeting.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting via the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website at investor.chegg.com. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Chegg is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth our expectations for directors, director independence standards, board committee structure and functions, and other policies regarding our corporate governance. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at http://investor.chegg.com, under “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our nominating and corporate governance committee, and any warranted changes are recommended to our board of directors.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to our board of directors with respect thereto as the nominating and corporate governance committee deems appropriate. Our board of directors does not have a policy on whether the role of the chairman and chief executive officer should be separate and believes that it should maintain flexibility in determining a board leadership structure appropriate for us from time to time.

Our board of directors believes that we and our stockholders currently are best served by having Dan Rosensweig, our chief executive officer, serve as chairman of our board of directors, considering his experience, expertise, knowledge of our business and operations and strategic vision. As chairman of our board of directors, Mr. Rosensweig presides over meetings of the board of directors, and holds such other powers and carries out such other duties as are customarily carried out by the chairman of a board of directors. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.

Our Board of Directors’ Role in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas which are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel that are responsible for risk assessment and information management about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks.

Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The nominating and corporate governance committee reviews our major legal compliance risk exposures and monitors the steps management has to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines.

The compensation committee reviews our major compensation-related risk exposures, including consideration of whether compensation rewards and incentives encourage undue or inappropriate risk taking by our personnel, and the steps management has taken to monitor or mitigate such exposures.

Independence of Directors

The rules, regulations and listing standards of the New York Stock Exchange (the “NYSE”) generally require that a majority of the members of our board of directors be independent. In addition, the NYSE rules, regulations and listing standards generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent.

Our board of directors determines the independence of our directors by applying the independence principles and standards established by the NYSE. These provide that a director is independent only if the board of directors affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, our board of directors annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our board of directors has determined that none of the members of our board of directors, other than Mr. Rosensweig, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the members of our board of directors, other than Mr. Rosensweig, is “independent” as that term is defined under the rules, regulations and listing standards of the NYSE.

All members of our audit committee, compensation committee, and nominating and corporate governance committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Chegg or any of its subsidiaries other than their directors’ compensation (including in connection with such member’s service as a partner, member of principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Chegg or any of its subsidiaries). Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant SEC additional independence requirements for the members of such committee.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Each committee is governed by a charter. The charters for each committee can be obtained, without charge, on the investor relations section of our website, http://investor.chegg.com, under “Corporate Governance.” Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Reneé Budig, who has served as the chair of the audit committee since her appointment to our board of directors in November 2015, Richard Sarnoff and John York. The composition of our audit committee meets the requirements for independence under the rules, regulations and listing standards of the NYSE and the rules and regulations of the SEC. Each member of our audit committee is financially literate as required by the rules, regulations and listing standards of the NYSE. In addition, our board of directors has determined that Ms. Budig is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended.

Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	reviews the continuing independence and performance of and oversees our company’s relationship with the independent registered public accounting firm;

•	discusses the scope, audit planning, and staffing of the independent registered public accounting firm;

•
discusses the results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or auditing matters;

•	considers and reviews the adequacy of our internal accounting controls and audit procedures;

•	oversees the activities of the internal audit function within the company; and

•	approves or, as required, pre-approves all audit and non-audit services not prohibited by law to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is comprised of Ted Schlein, who is the chair of the compensation committee, Jeffrey Housenbold and Marne Levine. The composition of our compensation committee meets the requirements for independence under the rules, regulations and listing standards of the NYSE and the rules and regulations of the SEC. Each member of our compensation committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to the compensation of our executive officers and directors. Our compensation committee, among other things:

•	reviews and determines the compensation of our executive officers and recommends to our board of directors the compensation for our directors;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation equity-based grants and equity plans; and

•	establishes and reviews our company’s overall compensation strategy.

At least annually, our compensation committee reviews and approves our executive compensation strategy and principles to assure that they promote stockholder interests and supports our strategic and tactical objectives, and that they provide for appropriate rewards and incentives for our executives. Our compensation committee also reviews and makes recommendations to our board of directors regarding the compensation of our non-employee directors and executive officers. The compensation committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. In determining the compensation of each of our executive officers, other than our chief executive officer, our compensation committee considers the recommendations of our chief executive officer and our human resources department. In the case of the chief executive officer, our compensation committee evaluates his performance and independently determines whether to make any adjustments to his compensation.

Our compensation committee retained an independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to assist in structuring our executive officer compensation and non-employee director compensation for 2017. FW Cook provided our compensation committee with market data and analyses from a peer group of similarly-sized technology companies with similar business and financial characteristics. Other than the services described above, FW Cook has not provided our company or our compensation committee with any other services. No work performed by FW Cook during 2017 raised a conflict of interest.

The compensation committee has delegated in accordance with applicable law, rules and regulations, and our certificate of incorporation and bylaws, authority to an equity awards committee comprised of certain of our executive officers, including our chief executive officer, who is also a member of the board of directors, the authority to make certain types of equity award grants under the Chegg, Inc. 2013 Equity Incentive Plan to any employee who is not an executive officer or director subject to the terms of such plan and equity award guidelines approved by our compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ms. Levine, who is the chair of the nominating and corporate governance committee, and Messrs. Schlein and York. The composition of our nominating and corporate governance committee meets the requirements for independence under the rules, regulations and listing standards of the NYSE. Our nominating and corporate governance committee, among other things:

•	identifies, recruits, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for qualified directors;

•	annually evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to the board of directors regarding the composition and leadership structure of the board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our board of directors concerning corporate governance matters.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2017 were Ms. Levine and Messrs. Housenbold and Schlein. None of the members of our compensation committee in 2017 was at any time during the last fiscal year or at any other time an officer or employee of Chegg or any of its subsidiaries, and none had or has any relationships with Chegg that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2017.

Board and Committee Meetings and Attendance

Our board of directors is responsible for the management and direction of Chegg and for establishing broad corporate policies. The board of directors meets periodically during our fiscal year to review significant developments affecting us and to act on matters requiring the board of directors’ approval. The board of directors held four meetings during 2017 and acted three times by unanimous written consent, the audit committee held five meetings, and acted four time by unanimous written consent, the compensation committee held three meeting, and also acted four times by unanimous written consent, and the nominating and corporate governance committee held two meetings, and acted one time by unanimous written consent. During 2017, each member of the board of directors participated in at least 75% of the aggregate of all meetings of the board of directors and of all meetings of committees on which such member served, that were held during the period in which such director served.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. All of our then serving directors attended our last annual meeting of our stockholders held on June 1, 2017.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Ms. Levine, chair of the nominating and corporate governance committee, is the presiding director at these meetings.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.

The address for these communications is:
Corporate Secretary
Chegg, Inc.
3990 Freedom Circle
Santa Clara, California 95054

Code of Business Conduct and Ethics

We have adopted Codes of Business Conduct and Ethics that apply to all of our board members, officers and employees. Our Code of Business Conduct and Ethics is posted on the investor relations section of our website located at http://investor.chegg.com, under “Corporate Governance.” To satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendments or waivers of our Code of Business Conduct and Ethics pertaining to a member of our board of directors or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of our nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines and criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at the Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership to our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and the listing rules of the NYSE and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. In addition, neither our board of directors nor our nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering candidates for nomination, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director nominee set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes and skills of each of our director nominees that led to the conclusion that each director nominee should serve as a member of our board of directors at this time.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors and is divided into three classes, with each class serving for three years and with the terms of office of the respective classes expiring in successive years. Directors in Class II will stand for election at this meeting. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders to be held in 2019 and 2020, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the two Class II nominees named below be elected as a Class II director for a three-year term expiring at the annual meeting of stockholders to be held in 2021 and until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal.

Shares of our common stock represented by proxies will be voted “FOR” the election of each of the two nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than two directors. Stockholders may not cumulate votes in the election of directors.

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of service on our board of directors are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each nominee should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Marne Levine(1)(2)	47	Chief Operating Officer, Instagram (a subsidiary of Facebook, Inc.)	May 2013
Richard Sarnoff(3)	59	Managing Director and Head of the Media & Communications industry group, for the Pointe Equity platform of Kohlberg Kravis Roberts & Co.	August 2012

(1)	Member of the nominating and corporate governance committee
(2)	Member of the compensation committee
(3)	Member of the audit committee

Marne Levine has served on our board of directors since May 2013. Since January 2015, Ms. Levine has served as the Chief Operating Officer of Instagram, a social media company and wholly-owned subsidiary of Facebook, Inc. Previously, Ms. Levine served as Vice President, Global Public Policy for Facebook, a social media company, from June 2010 to January 2015. Prior to those roles, Ms. Levine served as Chief of Staff at the White House National Economic Council and Special Assistant to the President for Economic Policy, from 2009 to 2010. She began her career at the U.S. Department of Treasury, where she served in a variety of positions, including as the Deputy Assistant Secretary for banking and finance in the Office of Legislative Affairs and Public Liaison. Ms. Levine holds a B.A. in political science and communications from Miami University and an M.B.A. from Harvard Business School. We believe that Ms. Levine should continue to serve on our board of directors due to her extensive experience in the policy, communications and technology fields.

Richard Sarnoff has served on our board of directors since August 2012. Since July 2014, Mr. Sarnoff has served as the Managing Director and Head of the Media & Communications industry group for the Private Equity platform of Kohlberg Kravis Roberts & Co., a private equity firm. From 2011 to July 2014, Mr. Sarnoff was a Senior Adviser to Kohlberg Kravis Roberts & Co. Prior to that role, Mr. Sarnoff was employed by Bertelsmann, Inc., a diversified media and services company, where he served as the Co-Chairman of Bertelsmann from 2008 to 2011, the President of Bertelsmann Digital Media Investments from 2006 to 2011, and the Executive Vice President and Chief Financial Officer of Random House, a subsidiary of Bertelsmann from 1998 to 2006. Mr. Sarnoff also served as a member of the supervisory board of Bertelsmann from 2002 to 2008 and served as a member of the boards of directors of The Princeton Review from 2000 to 2009, of Audible from 2001 to 2008 and of Amdocs from 2009 to 2011. Mr. Sarnoff currently serves on the boards of directors of several privately-held companies. Mr. Sarnoff holds a B.A. in art and archeology from Princeton University and an M.B.A. from Harvard Business School. We believe that Mr. Sarnoff should continue to serve on our board of directors due to his extensive experience serving in senior leadership roles, including chief financial officer, and on the boards of directors of media and digital technology companies.

Continuing Directors

The directors who are serving for terms that end in 2019 and 2020, and their ages, occupations and length of service on our board of directors are provided in the table below. Additional biographical descriptions of each continuing director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each continuing director that led to the conclusion that each director should continue to serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class III Directors - Terms Expiring 2019:
Jeffrey Housenbold(1)	48	Managing Partner, Softbank Investment Advisers	May 2013
John York(2)(3)	37	Chief Executive Officer of the San Francisco 49ers	June 2013

Class I Directors - Terms Expiring 2020:
Reneé Budig(3)	57	Executive Vice President and Chief Financial Officer, CBS Interactive (a division of CBS Corporation)	November 2015
Dan Rosensweig	56	President and Chief Executive Officer of Chegg	March 2010
Ted Schlein(1)(2)	54	General Partner of Kleiner Perkins Caufield & Byers	December 2008

(1)	Member of the compensation committee
(2)	Member of the nominating and corporate governance committee
(3)	Member of the audit committee

Jeffrey Housenbold has served on our board of directors since May 2013. Since June 2017, Mr. Housenbold has been a Founding Managing Partner at Softbank Investment Advisers, a venture capital fund. From February 2016 to June 2017, Mr. Housenbold was an Entrepreneur-in-Residence at Sutter Hill Ventures, a venture capital fund. From 2005 to February 2016, Mr. Housenbold served as the President, Chief Executive Officer and a director of Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services.  From 2001 to 2005, Mr. Housenbold held several executive leadership roles eBay Inc., an online marketplace for the sale of goods and services, including Vice President of Business Development & Internet, Vice President & General Manager, Business-to-Consumer Group and as the Vice President, Mergers & Acquisitions.  Mr. Housenbold currently serves on the board of directors of several private companies and is on the board of trustees for Carnegie Mellon University. Mr. Housenbold holds a B.S. in economics and a B.S. in business administration from Carnegie Mellon and an M.B.A. from Harvard Business School. We believe that Mr. Housenbold is qualified to serve on our board of directors due to his more than 20 years of experience in the consumer industry in senior roles at large, complex companies.

John York has served on our board of directors since June 2013. Since February 2012, Mr. York has served as the Chief Executive Officer of the San Francisco 49ers, a professional football team in the National Football League, where he previously served as Team President from 2008 to February 2012 and as Vice President of Strategic Planning from 2005 to 2008. Prior to those roles, Mr. York served as a financial analyst at Guggenheim Partners. Mr. York holds a B.A. in finance from the University of Notre Dame. We believe that Mr. York is qualified to serve on our board of directors due to his extensive leadership experience and strong corporate development background.

Reneé Budig has served on our board of directors since November 2015 and was appointed to fill the vacancy created by the resignation of Mr. McCarthy. Since September of 2012, Ms. Budig has served as the Executive Vice President and Chief Financial Officer of CBS Interactive, an online content network for information and entertainment and a division of CBS Corporation. From May 2010 to September 2012, Ms. Budig served as Chief Financial Officer of Hightail, Inc. (formerly branded YouSendIt), a cloud service that lets users send, receive, digitally sign and synchronize files. From May 2006 to June 2010, Ms. Budig was the Vice President of Finance at Netflix, a multinational provider of on-demand Internet streaming media. From 2002 to 2005, Ms. Budig was the Vice President of Finance for Veritas Software, an Internet software company. Ms. Budig holds a B.S. in Business Administration from the University of California, Berkeley. We believe that Ms. Budig should continue to serve on our board of directors due to her extensive background in consumer technology companies and her financial expertise through her service as a chief financial officer.

Dan Rosensweig has served as our President and Chief Executive Officer since February 2010 and as the chairman of our board of directors since March 2010. From 2009 to 2010, Mr. Rosensweig served as President and Chief Executive Officer of RedOctane, a business unit of Activision Publishing, Inc. and developer, publisher and distributor of Guitar Hero. From 2007 to 2009, Mr. Rosensweig was an Operating Principal at the Quadrangle Group, a private investment firm. From 2002 to 2007, Mr. Rosensweig served as Chief Operating Officer of Yahoo! Inc., an Internet content and service provider. Prior to serving at Yahoo!, Mr. Rosensweig served as the President of CNET Networks and prior to that as Chief Executive Officer and President of ZDNet, until it was acquired by CNET Networks. Mr. Rosensweig also currently serves on the board of directors of Adobe Systems Incorporated. Mr. Rosensweig holds a B.A. in political science from Hobart and William Smith Colleges. We believe that Mr. Rosensweig should continue to serve on our board of directors due to the perspective and experience he brings as our chief executive officer and his extensive experience with high-growth consumer Internet and media companies.

Ted Schlein has served on our board of directors since December 2008. Mr. Schlein has served as a General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since November 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec Corporation, a provider of Internet security technology and business management technology solutions, including as Vice President of Enterprise Products. Mr. Schlein currently serves on the boards of directors of a number of privately held companies. Mr. Schlein holds a B.A. in economics from the University of Pennsylvania. We believe that Mr. Schlein should continue to serve on our board of directors due to his extensive experience working with early-stage technology companies in the infrastructure markets, including ventures within the network arena.

There are no familial relationships among our directors and officers.

Director Compensation

We compensate our non-employee directors with a combination of cash and equity. The form and amount of compensation paid to our non-employee directors for serving on our board of directors and its committees is designed to be competitive in light of industry practices and the obligations imposed by such service. In order to align the long-term interests of our directors with those of our stockholders, a portion of the director compensation is provided in equity-based compensation. The value of the annualized compensation of our non-employee directors is targeted to be at approximately at 50% and 75% of a peer group of similarly-sized technology companies with similar business and financial characteristics for cash and equity, respectively. The director compensation practices of this peer group of companies was the benchmark used when considering the competitiveness of our non-employee director compensation in 2017. Our compensation committee’s independent compensation consultant, FW Cook, collected and developed the competitive data and analyses for benchmarking independent director compensation.

Annual Fees. Our non-employee directors were compensated in 2017 as follows:

•	an annual cash retainer for serving on our board of directors of $40,000;

•
an annual cash retainer for serving in a non-chair position on the audit committee of $10,000, on the compensation committee of $10,000 and on the nominating and corporate governance committee of $5,000; and

•
an annual cash retainer for serving as the chair of the audit committee of $20,000, for serving as the chair of the compensation committee of $20,000 and for serving as the chair of the nominating and corporate governance committee of $10,000.

We pay the annual retainer fee and any additional fees to each director in arrears in equal quarterly installments.

Equity Awards. Our non-employee director equity compensation policy provides that upon initial appointment to the board of directors, a non-employee director will be granted a restricted stock unit award having a fair market value on the grant date equal to $300,000 that vests in equal quarterly installments over three years from the date of grant. Thereafter, upon completion of each full year of service, each non-employee director will be granted, immediately following our annual meeting of stockholders, an additional restricted stock unit award having a fair market value on the date of grant equal to $150,000 that vests in full on the earlier of the one-year anniversary of the date of grant or immediately prior to the first annual meeting of our stockholders to occur after the date of grant. Awards granted to non-employee directors under the policy described above will accelerate and vest in full in the event of a change of control. In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meals and other expenses incurred to attend meetings solely among the non-employee directors.

The following table provides information for the year ended December 31, 2017 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2017. Mr. Rosensweig, our current President and Chief Executive Officer, did not receive any compensation for his service as a director during the fiscal year ended December 31, 2017.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	RSU Awards ($)(2)	Option Awards ($)(2)	Total ($)
Reneé Budig	60,000		149,990	—	209,990
Jeffrey Housenbold	50,000		149,990	—	199,990
Marne Levine	60,000		149,990	—	209,990
Richard Sarnoff	50,000	4,501.58(1)	149,990	—	204,492
Ted Schlein	65,000		149,990	—	214,990
John York	55,000		149,990	—	204,990

(1) Represents reimbursement(s) to Mr. Sarnoff for travel expenses incurred to attend Board Meeting(s) in fiscal year 2017.

(2) Amounts shown in this column do not reflect dollar amounts actually received by non-employee directors. Instead these amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation-Stock Compensation, (formerly SFAS 123R) (“ASC 718”), for awards granted during 2017. During 2017, each non-employee member of the board of directors who was a director after the close of our annual meeting of stockholders on June 1, 2017 was granted a restricted stock unit (“RSU”) award covering 11,980 shares of our common stock. For purposes of determining the number of shares of common stock subject to the RSU award, an aggregate grant date fair value of $150,000 was used. The grant date fair value for RSU awards was determined using the closing share price of our common stock on the date of grant. For information on other valuation assumptions with respect to stock awards, refer to note 13 of the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. There can be no assurance that this grant date fair value will ever be realized by the non-employee director.

Our non-employee directors held the following number of stock options and unvested RSU awards as of December 31, 2017.

Name	Option Awards	RSU Awards
Reneé Budig	146,620	11,980
Jeffrey Housenbold	116,917	11,980
Marne Levine	175,092	11,980
Richard Sarnoff	243,586	11,980
Ted Schlein	—	11,980
John York	216,456	11,980

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH
OF THE TWO DIRECTOR NOMINEES.

PROPOSAL NO. 2 - NON-BINDING ADVISORY VOTE
ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted on July 21, 2010, requires that we seek, on a non-binding advisory basis, stockholder approval of the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.
Compensation Program and Philosophy
Our executive compensation program is designed to:

•	Attract, motivate and retain highly-qualified executive officers in a competitive market;

•	Provide compensation to our executives that are competitive and reward the achievement of challenging business objectives; and

•	Align our executive officers’ interests with those of our stockholders by providing a significant portion of total compensation in the form of equity awards.

Our board of directors believes that our current executive compensation program has been effective at aligning our executive officers’ interests with those of our stockholders. Stockholders are urged to read the “Executive Compensation” section of this proxy statement, which further discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers.

The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation of Chegg, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures set forth in the proxy statement relating to Chegg, Inc.’s 2018 annual meeting of stockholders.”

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 - NON-BINDING ADVISORY VOTE ON
THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Act, we also are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on the compensation program for our named executive officers, such as Proposal No. 2 of this proxy statement. In particular, we are asking whether the advisory vote on executive compensation should occur once every year, every two years or every three years. This non-binding advisory vote as to whether the advisory vote on executive compensation should occur once every year, every two years or every three years must be submitted to stockholders at least once every six years.

After careful consideration of the frequency alternatives, our board of directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for us and our stockholders at this time. The board of director’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the board of directors believes that stockholder sentiment should be a factor that is taken into consideration by the board of directors and the compensation committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for us and we look forward to hearing from our stockholders on this agenda item every year.

Stockholders are not voting to approve or disapprove the board of directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory “say-on-pay” votes by selecting one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote to hold advisory votes on the compensation for our named executive officers every year.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Chegg, Inc. is to hold an advisory vote by stockholders to approve the compensation of Chegg, Inc. named executive officers as set forth in the proxy statement relating to Chegg, Inc.’s Annual Meeting of Stockholders under the caption “Executive Compensation,” including the section captioned “Compensation Discussion and Analysis,” the tabular disclosure regarding executive compensation and the accompanying narrative disclosure.”

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” “ONE YEAR” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit committee of the board of directors (the “audit committee”) has selected Deloitte & Touche LLP (“Deloitte”) as our principal independent registered public accounting firm to perform the integrated audit of our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2018.

As previously disclosed by us in a Current Report on Form 8-K filed with the SEC on March 12, 2018 (the “March Form 8-K”), on February 27, 2018, our management, at the direction of our audit committee, issued a request for proposal for audit services for the 2018 fiscal year and beyond (the “RFP”) to several independent registered public accounting firms, including our then-current independent registered public accounting firm, Ernst &Young LLP (“EY”), to provide us with the opportunity to review auditor service levels, audit fees, and evaluate the benefits and risks of changing independent registered public accounting firms. Responses to the RFP were due on March 8, 2018 and EY submitted a proposal. Our management and the Audit Committee evaluated the proposals and met with all of the participants in the RFP on March 9, 2018. Following such meetings on March 9, 2018, the audit committee approved the appointment of Deloitte as our independent registered public accounting firm effective as of March 12, 2018 (the “Effective Date”). On March 10, 2018, our management, at the direction of the audit committee, notified EY that it was terminating EY’s engagement as our independent registered public accounting firm, effective as of the Effective Date.

During our two most recent fiscal years ended December 31, 2017 and 2016, respectively, and the subsequent interim period through March 12, 2018, neither we nor anyone acting on our behalf consulted with Deloitte regarding any of the matters described in Item 304(a)(2)(i) and (ii) of Regulation S-K.

EY’s reports on our financial statements for the two years ended December 31, 2017 and 2016, respectively, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During our two most recent fiscal years ended December 31, 2017 and 2016, respectively, and the subsequent interim period through March 12, 2018, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto, with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Also during this same period, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto.

We provided EY with the disclosures made in the March Form 8-K prior to the time that the March Form 8-K was filed with the SEC, and requested that EY to furnish us with a letter addressed to the SEC stating whether it agrees with the above statements made by us in the March Form 8-K and, if not, stating the respects in which it does not agree. EY’s letter was filed as Exhibit 16.01 to the March Form 8-K.

As a matter of good corporate governance, our audit committee has decided to submit its selection of its principal independent registered public accounting firm to stockholders for ratification. In the event that the appointment of Deloitte is not ratified by our stockholders, the audit committee will review its future selection of Deloitte as our principal independent registered public accounting firm.

Representatives of Deloitte are expected to be present at the annual meeting, in which case they will be given an opportunity to make a statement at the annual meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually.

In addition to performing the audit of Chegg’s consolidated financial statements, EY provided various other services during 2017 and 2016. Our audit committee has determined that EY’s provisioning of these services, which are described below, does not impair EY’s independence from Chegg. The aggregate fees for 2017 and 2016 for each of the following categories of services are as follows:

Fees Billed to Chegg	Fiscal Year 2017	Fiscal Year 2016
Audit fees(1)	$3,155,177	$1,487,090
Audit related fees(2)	—	—
Tax fees(3)	15,000	64,518
All other fees(2)	—	—
Total fees	$3,170,177	$1,551,608

(1)
“Audit fees” include fees for professional services rendered in connection with the audit of our annual financial statement and the effectiveness of our internal control over financial reporting, including adoption of Financial Accounting Standards Board, Accounting Standards Codification Section (“ASC Topic”) 606, and reviews of our quarterly financial statements. In addition, this category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements.

(2)	We did not have any “Audit related fees” or “All other fees” in fiscal years 2016 and 2017.
(3)	“Tax fees” include fees in connection with tax compliance and tax advisory and consulting services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 10, 2018, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 111,867,529 shares of our common stock outstanding on April 10, 2018. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to equity awards that are currently vested or will become vested within 60 days of April 10, 2018 to be outstanding and to be beneficially owned by the person holding the award for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Chegg, Inc., 3990 Freedom Circle, Santa Clara, California 95054.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Owned
Named Executive Officers and Directors:
Dan Rosensweig(1)	4,246,739	3.7%
Andrew Brown(2)	974,671	*
Nathan Schultz(3)	518,150	*
Mike Osier(4)	485,765	*
Esther Lem(5)	507,298	*
Charles Geiger(6)	—	*
Renee Budig(7)	143,859	*
Jeffrey Housenbold(8)	128,897	*
Marne Levine(9)	206,679	*
Richard Sarnoff(10)	285,566	*
Ted Schlein(11)	3,847,375	3.4%
John York(12)	230,436	*
All executive officers and directors as a group (15 persons)(13)	12,509,603	10.8%
5% Stockholders:
Gilder, Gagnon, Howe & Co. LLC(14)	7,337,758	6.6%
PAR Investment Partners, L.P.(15)	6,241,298	5.6%
PRIMECAP Mgmt Co(16)	10,195,390	9.1%
Sylebra HK Company Limited(17)	6,956,896	6.2%
T. Rowe Price Associates, Inc.(18)	8,897,311	8.0%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1) Consists of (a) 1,214,737 shares held by Mr. Rosensweig, (b) 69,346 shares held by The Daniel Lee and Linda Rosensweig, Co-Trustees of the Rosensweig Family Revocable Trust U/A/D03-12-07, (c) 7,166 shares held by The Rachel Rosensweig 2007 Irrevocable Trust U/A/D 03-12-07, (d) 7,166 shares held by The Samantha Rosensweig 2007 Irrevocable Trust U/A/D 03-12-2007, (e) 68,251 shares subject to nonqualified options transferred to Daniel Lee Rosensweig and Linda Rosensweig Co-Trustees of the Rosensweig 2012 Irrevocable Children’s Trust u/a/d 11/6/2012 on November 8, 2013, but reported under Mr. Rosensweig’s name for financial reporting purposes, and (f) 2,963,751 shares subject to stock options held by Mr. Rosensweig that are exercisable within 60 days of April 10, 2018.

(2)
Consists of (a) 127,530 shares held by Mr. Brown, (b) 17,117 shares held by The Andy and Pam Brown Family Trust, of which Mr. Brown is a Co-Trustee, (c) 5,000 shares held by Kevin Brown, Mr. Brown’s son, and (e) 825,024 shares subject to stock options held by Mr. Brown that are exercisable within 60 days of April 10, 2018.

(3)	Consists of (a) 170,774 shares held by Mr. Schultz, and (b) 347,376 shares subject to stock options held by Mr. Schultz that are exercisable within 60 days of April 10, 2018.

(4)	Consists of (a) 245,284 shares held by Mr. Osier, and (b) 240,481 shares subject to stock options held by Mr. Osier that are exercisable within 60 days of April 10, 2018.

(5)	Consists of (a) 141,323 shares held by Ms. Lem, and (b) 365,975 shares subject to stock options held by Ms. Lem that are exercisable within 60 days of April 10, 2018.

(6)	Mr. Geiger stepped down as Chief Product Officer on September 29, 2017 and departed from Chegg on April 9, 2018.

(7)
Consists of (a) 131,879 shares subject to stock options held by Ms. Budig that are exercisable within 60 days of April 10, 2018, and (b) 11,980 RSUs which are subject to vesting conditions expected to occur within 60 days of April 10, 2018.

(8)
Consists of (a) 116,917 shares subject to stock options held by Mr. Housenbold that are exercisable within 60 days of April 10, 2018, and (b) 11,980 RSUs which are subject to vesting conditions expected to occur within 60 days of April 10, 2018.

(9)
Consists of (a) 19,607 shares held by Ms. Levine, (b) 175,092 shares subject to stock options held by Ms. Levine that are exercisable within 60 days of April 10, 2018, and (c) 11,980 RSUs which are subject to vesting conditions expected to occur within 60 days of April 10, 2018.

(10) Consists of (a) 30,000 shares held by Mr. Sarnoff, (b) 243,586 shares subject to stock options held by Mr. Sarnoff that are exercisable within 60 days of April 10, 2018, and (c) 11,980 RSUs which are subject to vesting conditions expected to occur within 60 days of April 10, 2018.
(11) Consists of (a) 195,096 shares held by Mr. Schlein, (b) 45,000 shares held by the Schlein Family Trust Dtd 4/20/99, (c) 11,980 RSUs which are subject to vesting conditions expected to occur within 60 days of April 10, 2018, and (d) 3,595,299 shares owned by Kleiner Perkins Caufield & Byers XIII, LLC (KPCB XIII). All shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of such individuals and entities who each exercise their own voting and dispositive control over such shares. The managing member of KPCB XIII is KPCB XIII Associates, LLC (KPCB XIII Associates). Brook H. Byers, L. John Doerr, Joseph Lacob, Raymond J. Lane and Ted Schlein, a member of our board of directors, are the managing directors of KPCB XIII Associates and exercise shared voting and investment power over the shares directly held by KPCB XIII. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025.
(12) Consists of (a) 2,000 shares held by Mr. York, (b) 216,456 shares subject to stock options held by Mr. York that are exercisable within 60 days of April 10, 2018, and (c) 11,980 RSUs which are subject to vesting conditions expected to occur within 60 days of April 10, 2018.
(13) Consists of (a) 6,392,908 shares, (b) 6,044,815 shares subject to stock options that are exercisable within 60 days of April 10, 2018, and (c) 71,880 RSUs which are subject to vesting conditions expected to occur within 60 days of April 10, 2018, each of which are held by our directors and officers as a group.
(14) Based on information contained in Schedule 13G filed with the SEC by Gilder, Gagnon, Howe & Co. LLC on February 14, 2018, consists of 5,771,967 shares held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose of or direct the disposition of the shares, 81,188 shares held in the account of the profit sharing plan of Gilder, Gagnon, Howe & Co. LLC, and 1,484,603 shares held in accounts owned by the partners of the Reporting Person and their families. The principal business address for all entities affiliated with Gilder, Gagnon, Howe & Co. LLC is 475 10th Avenue, New York, NY 10018.
(15) Based on information contained in Amendment No. 4 to Schedule 13G/A filed with the SEC by PAR Investment Partners, L.P. and its affiliates on February 14, 2018. The sole general partner of PAR Investment Partners, L.P. is PAR Group, L.P. The sole general partner of PAR Group L.P., is PAR Capital Management, Inc. Each of PAR Group, L.P. and PAR Capital Management, Inc. may be deemed to be the beneficial owner of all 6,241,298 shares held directly by PAR Investment Partners, L.P.
(16) Based on information contained in Amendment No. 5 to Schedule 13G/A filed with the SEC by PRIMECAP Management Company and its affiliates on February 27, 2018, consists of 10,195,390 shares held by PRIMECAP Management Company. The principal business address for all entities affiliated with PRIMECAP Management Company is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.
(17) Based on information contained in Amendment No. 2 to Schedule 13G/A filed with the SEC by Sylebra HK Capital Limited and its affiliates on February 15, 2018, consists of 6,956,896 shares owned by Sylebra Capital Management. Sylebra HK Company Limited may be deemed to beneficially own the Shares by virtue of its position as the investment advisor to Sylebra Capital Management in relation to Sylebra Capital Partners Master Fund, Ltd and other advisory clients. The principal business address for all entitites affiliated with Sylebra HK Company Limited is 28 Hennessy Road, 20th Floor, Wan Chai, Hong Kong (SAR).

(18) Based on information contained in Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. on February 14, 2018, consists of 8,897,311 shares held by T. Rowe Price Associates, Inc. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. The principal business address for all entities affiliated with T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

OUR MANAGEMENT

The names of our executive officers, their ages as of April 10, 2018, and their positions are shown below.

Name	Age	Position(s)
Dan Rosensweig	56	President, Chief Executive Officer and Chairman
Dave Borders Jr.	44	General Counsel
Jenny Brandemuehl	54	Chief People Officer
Andrew Brown	58	Chief Financial Officer
Esther Lem	62	Chief Marketing Officer
Michael Osier	55	Chief Outcomes Officer
Nathan Schultz	40	Chief Learning Officer

The board of directors chooses executive officers, who then serve at the discretion of the board of directors. There are no familial relationships between any of our executive officers and directors.

For information regarding Mr. Rosensweig, please refer to Proposal No. 1 –“Election of Directors” above.

Dave Borders Jr. has served as our General Counsel since April 2016. From May 2013 until to March 2016, Mr. Borders served as our Associate General Counsel and from March 2011 until April 2013, he served as our Senior Corporate Counsel. Mr. Borders earned a B.S. in Economics and Business Administration from Trinity University and holds a J.D. from Harvard Law School.

Jenny Brandemuehl has served as our Chief People Officer since August 2016. From January 2013 to July 2016, Ms. Brandemuehl served as our Vice President, Human Resources. Previously, Ms. Brandemuehl served as the Vice President, Global Talent Management at JDS Uniphase Corporation, a telecommunications equipment company from January 2009 to November 2010. Prior to serving at JDS Uniphase, Ms. Brandemuehl held various management positions at Gap Inc. and Hewlett Packard. Ms. Brandemuehl holds a B.A. in in Psychology from Wellesley College and a Master of Human Resource and Organizational Development (M.H.R.O.D.) from the University of San Francisco.

Andrew Brown has served as our Chief Financial Officer since October 2011. From 2004 to 2009, Mr. Brown served as the Chief Financial Officer of Palm, Inc., a smartphone provider. Mr. Brown was semi-retired following his departure from Palm before he joined us. Prior to serving at Palm, Mr. Brown served as the Chief Financial Officer of Pillar Data Systems, a computer data storage company, Legato Systems, a storage management company subsequently acquired by EMC, and ADPT Corporation (formerly Adaptec, Inc.). Mr. Brown also serves on the business school advisory board at Eastern Illinois University. Mr. Brown holds a B.S. in accounting from Eastern Illinois University.

Esther Lem has served as our Chief Marketing Officer since December 2010. In 2009, Ms. Lem served as the Vice President, Hair Projects, Global Hair Category at Unilever, a global supplier of food, home and personal care products. From 2000 to 2009, Ms. Lem served as the Vice President of Brand Development for Unilever North America on the deodorants and hair categories, a division of Unilever. Prior to 2000, Ms. Lem served as the Vice President of Marketing for Unilever Canada. Ms. Lem holds an Honors Business Administration degree (H.B.A.) in business from the University of Western Ontario.

Michael Osier has served as our Chief Outcomes Officer since November 2015 and previously served as our Chief Information Officer from October 2012 to November 2015 and our Vice President of Operations and Internet Technology from 2009 to October 2012. From 2000 to 2009, Mr. Osier served in various positions, including Vice President, Internet Technology Operations at Netflix, Inc., a multinational provider of on-demand Internet streaming media. Prior to serving at Netflix, Mr. Osier served in various senior management positions at Conner Peripherals, Seagate Technology and Quantum Corporation.

Nathan Schultz has served as our Chief Learning Officer since June 2014 and previously served as our Chief Content Officer from May 2012 until June 2014, our Vice President of Content Management from 2010 to May 2012 and our Director of Textbook Strategy from 2008 to 2010. Prior to joining us, Mr. Schultz served in various management positions at R.R. Bowker, a provider of bibliographic information and management solutions; Monument Information Resource, a marketing intelligence resource acquired by R.R. Bowker; Pearson Education, an education publishing and assessment service; and Jones & Bartlett Learning, a division of Ascend Learning and provider of education solutions. Mr. Schultz holds a B.A. in history from Elon University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

In this Compensation Discussion and Analysis, we address our compensation program for our executive officers and specifically the compensation paid or awarded to the following executive officers of our company for the year ended December 31, 2017 who are listed in the Summary Compensation Table that follows this discussion and who we refer to as our “named executive officers” or “NEOs”:

Name	Title
Dan Rosensweig	President, Chief Executive Officer and Chairman
Andrew Brown	Chief Financial Officer
Michael Osier	Chief Outcomes Officer
Nathan Schultz	Chief Learning Officer
Esther Lem	Chief Marketing Officer
Charles Geiger	Former Chief Product Officer(1)

(1) Mr. Geiger stepped down as Chief Product Officer on September 29, 2017 and departed from Chegg on
        April 9, 2018.

References in this section to “fiscal year 2017”, “fiscal year 2016” and “fiscal year 2015” refer to our fiscal years ended December 31, 2017, December 31, 2016, and December 31, 2015 respectively.

Business Highlights for Fiscal Year 2017

Our 2017 fiscal year was our best year for the company, including in terms of stock price appreciation, Chegg Services revenues and earnings. For the fiscal year 2017, we:

Achieved absolute 1-year stock price appreciation of 121%
Chegg Services revenues grew 44% year-over-year to $185.7 million, or 73% of total net revenues, compared to 51% in 2016
Net loss of $20.3 million, with adjusted EBITDA of $46.4 million(1)

(1) Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of adjusted EBITDA to its most directly comparable financial measure prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), please refer to Appendix A to this proxy statement.

Compensation Practices

We designed our executive compensation program with the intention of aligning pay with performance while balancing risk and reward. To help us accomplish these key objectives, we have adopted the following policies and practices:

What We Do	What We Don't Do
Maintain a compensation committee comprised solely of independent directors	Provide defined benefit or contribution retirement plans or arrangements, other than our Section 401(k) plan which is generally available to all employees.
Use an independent compensation consultant	Provide excise tax gross-ups on change of control severance payments
Use a representative and relevant peer group for assessing compensation	Provide excessive benefits and/or perquisites to our executive officers
Prohibit hedging of our stock by executive officers and directors
Consider stockholder dilution and burn rate in our equity compensation decisions

PROCESS FOR SETTING EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

Our executive compensation program is designed to:

•	Attract, motivate and retain highly-qualified executive officers in a competitive market;

•	Provide compensation to our executives that is competitive;

•	Reward the achievement of challenging business objectives; and

•	Align our executive officers’ interests with those of our stockholders by providing a significant portion of total compensation in the form of equity awards.

We operate in a fast-paced, innovative education software and services industry and in a highly competitive Bay Area labor market. To retain key talent and remain competitive in our environment, we set the total target direct compensation of our executives to be within 60th to 90th percentile of our compensation peer group, with any individual executive officer potentially falling above or below this range due to the executive’s individual contribution, scope of responsibilities, level of experience and tenure with our company. Our total direct compensation to our executive officers consists of two components: base salaries and equity incentive compensation. We generally do not grant cash bonuses to our executives. While our base salaries are above the 75th percentile of our peer group companies, base salaries for our executive officers are generally positioned below the market median total cash compensation to account for the absence of an annual bonus opportunity and to allocate a higher percentage of compensation to at-risk equity awards. Our equity incentive compensation is generally targeted at market competitive ranges and further takes into account the company’s and each individual’s performance.

Competitive market data informs the pay decisions of the compensation committee of the Board of Directors (the “compensation committee”) but is not the determinative factor in determining our executive’s compensation.

Role of Our Compensation Committee, Management and Independent Compensation Consultant

Role of Our Compensation Committee

The compensation committee is responsible for developing, implementing, and overseeing our compensation and benefit programs and policies, including administering our equity incentive plans and performing assessments on compensation-related risk. On an annual basis, the compensation committee reviews and approves compensation decisions relating to our executive officers, including our CEO. To determine each executive officer’s compensation, the compensation committee reviews compensation on a role-specific basis as well as positions at a similar level and for the executive team overall. The compensation committee also reviews our corporate financial performance and financial condition. The compensation committee also evaluates risk as it relates to our compensation programs, including our executive compensation.

As discussed under “Risk Considerations” below, the compensation committee does not believe that our compensation and benefits programs and policies encourage excessive or inappropriate risk taking.

Role of Our Management

The CEO reviews annual performance of each executive (except the CEO’s own performance) and makes recommendations to the compensation committee regarding each executive’s base salary and equity compensation. The CEO does not make recommendations for his own compensation. The compensation committee may modify individual compensation components for executive officers and is not bound to accept the CEO’s recommendations.

Role of Our External Compensation Consultant

The compensation committee has the authority under its charter to retain the services of an external consulting firm or advisor to assist it in making its compensation decisions. For fiscal year 2017, the compensation committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. The compensation committee determined FW Cook is an independent compensation advisor including for purposes of the Dodd-Frank Act and other applicable SEC and NYSE regulations. During fiscal year 2017, FW Cook was retained to review our compensation philosophy and objectives, to develop a compensation peer group, to gather and analyze compensation data for our compensation peer group, and to evaluate its executive compensation practices and pay levels. FW Cook performs no other services for the Company other than its work for the compensation committee.

2017 Compensation Peer Group

Each year, the compensation committee, with the assistance of FW Cook, conducts an annual review of the compensation practices of the competitive market using a peer group of similarly-sized companies, based on revenue, that may compete with Chegg for executive talent. As part of the review, the compensation committee assesses the compensation peer group to ensure the constituents continue to be suitable for compensation benchmarking purposes. In September 2016, the compensation committee approved a compensation peer group based on the following industry and financial size criteria:

•	GICS Industries: Internet & Catalog Retail and Internet Software & Services

•	Financial Size: One-third to three times Chegg’s then-current total revenues and under three times Chegg’s then-current market capitalization value

For 2017, our compensation peer group consisted of the 17 companies set forth below:

2U	Instructure	Shutterstock
Angie's List*	LivePerson	Stamps.com
Bankrate*	LogMeIn	WebMD Health*
Blucora	Pandora Media	XO Group
Blue Nile*	Quotient Technology	Yelp
Box	RetailMeNot*

*These peer companies have subsequently been acquired as of December 31, 2017.

The compensation committee also references surveys from Radford, an Aon Hewitt company (“Radford”), covering general technology companies with annual revenues of between $200 million and $500 million. These surveys serve as data points in determining the appropriate components of and overall compensation, but the compensation committee does not benchmark its compensation to any particular level or against any specific member of our compensation peer group or such surveys.
ELEMENTS OF FISCAL YEAR 2017 COMPENSATION

Fiscal Year 2017 Pay Mix

Consistent with our compensation philosophy and objectives, we provide compensation to our CEO and our executive officers in the form of base salaries, time-vesting restricted stock units (“RSUs”), and performance-based stock units (“PSUs”). We generally do not provide annual cash incentive opportunities to our executive officers, which are typically provided by our peer companies, as our equity incentive compensation is intended to tie the majority of our executive officer’s pay with delivering long-term stockholder value. Equity compensation constitutes 86% of the total pay mix for our CEO and 80% on average for our other NEOs.
*Target pay mix represents annual base salary rates, RSUs at grant value, and PSUs at grant value when target performance level is achieved.

Base Salaries

We pay an annual base salary to each of our executive officers in order to attract and retain executive talent and provide them with a fixed rate of cash compensation during the year. Base salaries for our executive officers are reviewed by the compensation committee annually during the first quarter of the calendar year. The compensation committee takes into consideration a variety of factors when determining base salary adjustments, including our compensation objectives, each executive’s responsibilities and individual performance, and the compensation peer group and Radford survey market analysis provided by FW Cook.

The compensation committee approved the following base salary adjustments for our NEOs, effective as of March 1, 2017:

Named Executive Officer	Fiscal Year 2016	Fiscal Year 2017	Change
Dan Rosensweig	$920,000	$920,000	—%
Andrew Brown	$520,000	$520,000	—%
Michael Osier	$426,720	$450,000	5.5%
Nathan Schultz	$426,720	$450,000	5.5%
Esther Lem	$390,000	$390,000	—%
Charles Geiger(1)	$426,720	$450,000	5.5%

(1) Mr. Geiger’s base salary remained at $450,000 through the remainder of fiscal year 2017.
Equity Incentive Compensation

The compensation committee believes that equity compensation should represent a significant amount of our executive officers’ total compensation so that the interests of our executive officers are aligned with those of our stockholders. Like base salary, the compensation committee determines the amount of equity compensation appropriate for each NEO based on a variety of factors, including our compensation objectives, each executive’s responsibilities, and the compensation peer group and Radford survey market analysis provided by FW Cook. In determining the long-term incentive grant for the CEO, the compensation committee considers our corporate operational and financial performance and relative stockholder return, CEO incentive awards at companies in our compensation peer group, and historical equity grants made to the CEO.

In 2017, the compensation committee granted long- term equity compensation to our NEOs with a target mix of 50% time-vesting restricted stock units (“RSUs”) and 50% performance-based RSUs (“PSUs”). The compensation committee routinely evaluates and considers the type of awards granted under our equity incentive program and may, in the future, decide that other types of awards are appropriate to provide incentives to our executive officers.

Restricted Stock Units

We grant RSUs because they provide retentive value for our executive officers and are linked to creating stockholder value as the award value increases with stock price appreciation. On March 1, 2017, we granted RSUs to each of our NEOs vesting in three equal annual installments over a period of three years.

Performance-Based Restricted Stock Units

We grant PSUs because they are linked to stockholder value creation, like RSUs, but are also leveraged to the Company’s financial performance. On March 1, 2017, the compensation committee approved PSU grants to our NEOs subject to the achievement of certain financial performance goals and conditioned on the executive officer's service up to and through the applicable vesting dates. These PSUs will vest contingent on the achievement of two equally weighted performance metrics: (1) 2017 Chegg Services Revenue and (2) 2017 adjusted EBITDA. These two metrics were selected because the compensation committee believes that revenue growth and adjusted EBITDA, as a measure of profitability, are the most important drivers of increasing stockholder value. Chegg Services is the primary component of the Company’s overall revenue growth and profitability. The selection of these two measures as PSU metrics ensures our executive officers are incentivized in accordance with the long-term interests of our stockholders. In addition, because we generally do not have an annual cash incentive bonus plan as another form of compensation, a one-year financial measurement designed to reward annual financial performance is appropriate as a PSU metric. The performance metrics and their timing are synchronized with the Board-approved strategic plan, metrics and targets.

Upon the determination of the attainment of the performance metrics, a percentage of PSUs would be earned based on the actual achievement. One-third of the earned PSUs vest on the later of the one-year anniversary of the grant date or the date our compensation committee determines the 2017 performance metrics have been met, the Initial Vesting Date. One-third of the earned PSUs vest on the second anniversary of the Initial Vesting Date and the remaining one-third on the three-year anniversary of the Initial Vesting Date. Vesting is subject to the executive officer’s continued service up to and through the applicable vesting dates. The time-based vesting element of the allocated PSUs provides additional retention of our executive officers.
The number of PSUs that may be earned range from 0% to 100% of the total award depending on the level of performance achieved for each goal. No payout will be made for performance below the threshold levels and the maximum amount of PSUs that may vest is 100% of the total award. If actual performance falls between the threshold, target, or maximum levels, linear interpolation will be used to determine the amount of PSUs earned, as set forth in the table below:

Performance Level	Threshold	Target	Maximum
Payout % of Award	33%	66%	100%
Chegg Services Revenue	$160,000,000	$172,000,000	$184,000,000
Adjusted EBITDA*	$30,000,000	$35,000,000	$45,000,000

*Adjusted EBITDA is a financial measure not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and is further defined and reconciled to the most directly comparable GAAP financial measures in Appendix A to this proxy statement.

“Chegg Services Revenue” includes revenue from  our Chegg Study service, our Chegg Writing service, our Chegg Tutors service, Test Prep, through our partnership with Kaplan, Internship services, Brand Partnership services that we offer to brands and Enrollment Marketing services to colleges, through our strategic partnership with NRCCUA, provided that any revenue streams generated through acquisitions finalized in fiscal year 2017 was not included.
“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to exclude share-based compensation expense, acquisition-related compensation costs, restructuring charges, and other income, net, provided that any expenses related to acquisitions finalized in fiscal year 2017 was not included.
We granted RSUs and PSUs at target to our NEOs in fiscal year 2017 and the grant date fair value in accordance with Financial Accounting Standards Board ASC Topic 718 (“ASC 718”) as set forth below, denominated at target and maximum payout levels:

	Number of Shares Granted		Grant Date Value of Awards
Named Executive Officer	Time-Vesting RSUs	PSUs (Target)*	Time-Vesting RSUs	PSUs (Target)*
Dan Rosensweig	349,264	349,264	$2,849,994	$2,849,994
Andrew Brown	136,504	136,504	$1,113,873	$1,113,873
Michael Osier	109,145	109,145	$890,623	$890,623
Nathan Schultz	109,145	109,145	$890,623	$890,623
Esther Lem	87,316	87,316	$712,499	$712,499
Charles Geiger	109,145	109,145	$890,623	$890,623

*PSUs (Target) represents approximately 66% of the total grant size. In the first quarter of 2018, the compensation committee certified that, based on the performance of the Company in fiscal year 2017, the maximum number of PSUs granted in fiscal year 2017 (i.e., 100% of the grant size or approximately 150% of the amounts listed in the table above) were allocated to each NEO, and eligible to be vested.

Other Programs and Policies

Benefits and Perquisites

Our executive officers participate in the same employee benefit programs that are generally provided to all other employees. We do not provide additional benefits or perquisites to our NEOs that are not made available to other employees.

Severance and Change-in-Control Arrangements

We have entered into offer letter agreements with Messrs. Rosensweig, Brown and Geiger that provide severance benefits, including equity award vesting acceleration, if termination occurs in connection with a change of control (i.e., double-trigger severance protections). We do not provide tax gross-ups if an executive is subject to excise taxes as a result of severance or change of control benefits. A detailed description of the terms of the agreements can be found under the section titled “Termination and Change of Control Arrangements.”

Insider Trading and Hedging Policies

We have adopted an insider trading policy whereby our employees, officers, directors and consultants are prohibited from trading our securities. We also prohibit any hedging of our securities by our executive officers and directors.

Rule 10b5-1 Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. The adoption, amendment, termination and certain other actions with respect to Rule 10b5-1 plans must comply with the terms of our insider trading policy.

Accounting and Tax Considerations

Prior to its amendment by the Tax Cuts and Jobs Act (the “TCJA”), which was enacted December 22, 2017, section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” under Section 162(m) (generally, such company’s chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to this amendment, there was an exception to this $1 million limitation for performance-based compensation if certain requirements set forth in Section 162(m) and the applicable regulations were met.

The Tax Cuts and Jobs Act of 2017 generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1 million compensation limit was also expanded to apply to a public company's chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. Although certain transition relief may apply with respect to compensation paid pursuant to certain contracts in effect as of November 2, 2017, ambiguities in the TCJA prevent the compensation committee from being able to definitively determine what compensation, if any, payable to the covered employees in excess of $1 million will be deductible in future years. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the compensation committee can affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers in excess of $1 million who are covered by Section 162(m) will be deductible. As in prior years, the compensation committee will continue to take into account the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, but reserves its right to make compensation decisions based on other factors as well if the compensation committee determines it is in its best interests to do so. Further, taking into account the elimination of the exception for performance-based compensation, the compensation committee may determine to make changes or amendments to its existing compensation programs in order to revise aspects of our programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

Risk Considerations

The compensation committee has discussed the concept of risk as it relates to our compensation programs, including our executive compensation program, and the compensation committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. As described in further detail in this “Compensation Discussion and Analysis,” we structure our pay to consist of both fixed and variable compensation. In fiscal year 2017, the compensation committee and management considered whether our compensation programs for employees created incentives for employees to take excessive or unreasonable risks that could materially harm our company. The compensation committee believes that our compensation programs are typical for companies in our industry and that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in the following report of our compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.

The compensation committee oversees our compensation policies, plans and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Submitted by the Compensation Committee
Ted Schlein, Chair
Marne Levine
Jeff Housenbold

SUMMARY COMPENSATION TABLE

The following table provides information regarding all compensation awarded to, earned by or paid to our named executive officers for all services rendered in all capacities to us during fiscal years 2017, 2016 and 2015.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Dan Rosensweig	2017	920,000		7,124,994	—	8,044,994
President and Chief Executive Officer	2016	905,417		5,609,900	—	6,515,317
	2015	837,500		8,999,989	—	9,837,489
Andrew Brown	2017	520,000		2,784,681	6,000	3,310,681
Chief Financial Officer	2016	514,792		2,152,831	6,000	2,673,623
	2015	487,917		2,999,992	6,000	3,493,909
Nathan Schultz	2017	446,120		2,226,553	4,500	2,677,173
Chief Learning Officer	2016	419,100		1,568,750	4,500	1,992,350
	2015	378,354	30,000(4)	1,999,999	4,500	2,412,853
Michael Osier	2017	446,120		2,226,553	—	2,672,673
Chief Outcomes Officer	2016	419,100		1,568,750	—	1,987,850
	2015	381,000		1,999,999	—	2,380,999
Esther Lem	2017	390,000		1,781,246	6,000	2,177,246
Chief Marketing Officer	2016	383,207		1,255,000	—	1,638,207
	2015	346,595		1,499,989	—	1,846,584
Charles Geiger(5)	2017	446,120		2,226,553	4,500	2,677,173
Former Chief Product Officer	2016	426,720	200,000(6)	1,568,750	4,500	2,199,970
	2015	426,720		1,999,999	4,500	2,431,219

(1)	Messrs. Schultz and Osier and Ms. Lem were not NEOs in 2015, 2016 and 2017. Mr. Geiger was an NEO in 2015.

(2)
The amounts reported in this column represent the aggregate grant date fair value of RSU awards granted under our 2013 Equity Incentive Plan, as computed in accordance with ASC 718. The grant date fair value was determined using the closing share price of our common stock on the date of grant. For fiscal year 2017, the amounts include PSUs, valued at the grant date based upon the probable outcome of the performance conditions. The aggregate grant date fair values of the PSUs reflect the maximum potential value of the PSUs (assuming the highest level of performance achievement) and were $4,275,000 for Mr. Rosensweig, $1,670,809 for Mr. Brown, $1,335,931 for Mr. Osier, $1,335,931 for Mr. Schultz, $1,068,748 for Ms. Lem, and $1,335,931 for Mr. Geiger.

(3)	Represents our contributions to the account under our 401(k) plan with respect to each of Messrs. Brown, Schultz and Geiger and Ms. Lem.

(4)	In January 2015, the Compensation Committee approved a one-time $30,000 discretionary bonus to Mr. Schultz, in recognition of his new role and responsibilities as Chief Learning Officer.

(5)	Mr. Geiger stepped down as Chief Product Officer on September 29, 2017 and departed from Chegg on April 9, 2018.

(6)
On February 23, 2016, the Compensation Committee approved a $200,000 discretionary bonus to Mr. Geiger, in recognition of his expanded responsibilities, including his leadership role in the Company’s mobile and other strategic initiatives.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding grants of plan-based awards to each of our NEOs during fiscal year 2017.

	Grant Date	Board Approval Date	Award Type	Estimated Possible Payout Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Market Value of Shares that Have Not Vested ($)(3)
Name				Threshold (#)	Target (#)	Maximum (#)
Dan Rosensweig	3/01/2017	2/1/2017	PSU	172,886	349,264	523,897	—	4,667,922
	3/01/2017	1/11/2017	RSU	—	—	—	349,264	2,849,994
Andrew Brown	3/01/2017	2/1/2017	PSU	67,568	136,504	204,756	—	1,824,376
	3/01/2017	1/11/2017	RSU	—	—	—	136,504	1,113,873
Nathan Schultz	3/01/2017	2/1/2017	PSU	54,026	109,145	163,717	—	1,458,718
	3/01/2017	1/11/2017	RSU	—	—	—	109,145	890,623
Michael Osier	3/01/2017	2/1/2017	PSU	54,026	109,145	163,717	—	1,458,718
	3/01/2017	1/11/2017	RSU	—	—	—	109,145	890,623
Esther Lem	3/01/2017	2/1/2017	PSU	43,220	87,316	130,974	—	1,166,978
	3/01/2017	1/11/2017	RSU	—	—	—	87,316	712,499
Charles Geiger	3/01/2017	2/1/2017	PSU	54,026	109,145	163,717		1,458,718
	3/01/2017	1/11/2017	RSU				109,145	890,623

(1)
Upon the achievement by December 31, 2017 of certain company performance metric measurements approved by the compensation committee as described under the heading "—Elements of Fiscal Year Compensation—Equity Incentive Compensation—Performance-Based Restricted Stock Units," the RSU allocated (if any) to each performance metric shall vest as to one-third no later than March 15, 2018, one-third on the one year anniversary of the initial determined vesting date, and the remaining one-third shall vest on the two-year anniversary of the initial determined vesting date, subject in each case to the applicable officer’s continued service up to and through the applicable vesting dates. In the first quarter of 2018, the Compensation Committee determined that 100% of the shares subject to the PSUs were allocable.

(2)
One-third of the shares shall vest annually on each anniversary of the vesting commencement date of March 1, 2017 (e.g., March 1, 2018, March 1, 2019, and March 1, 2020). The vesting is subject to continued service through each vesting date.

(3)
Reflects the grant date fair value of each equity award at the maximum performance level computed in accordance with ASC Topic 718 and described in footnote 2 to the Summary Compensation Table. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2017. These amounts may not correspond to the actual value that may be realized by the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information with respect to outstanding equity awards as of December 31, 2017 with respect to our named executive officers.

		Option Awards				Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options		Exercise Price ($)	Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have Not Vested ($)(2)
Name		Exercisable (#)	Unexercisable (#)
Dan Rosensweig	3/17/2011(3)	1,000,000	—	7.88	2/3/2020
	5/4/2011	333,333	—	7.88	5/3/2021
	11/7/2012	717,596	—	6.92	11/6/2022
	11/12/2013	314,407	—	12.50	11/11/2023
	11/12/2013	666,666	—	12.50	11/11/2023

		Option Awards				Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options		Exercise Price ($)	Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have Not Vested ($)(2)
Name		Exercisable (#)	Unexercisable (#)
	2/23/2016(4)					500,000	8,160,000
	3/14/2016(5)					750,000	12,240,000
	3/01/2017(6)					349,264	5,699,988
	3/01/2017(7)					523,897	8,549,999
Andrew Brown	11/2/2011	441,270	—	7.88	11/1/2021
	11/7/2012	40,000	—	6.92	11/6/2022
	11/12/2013	77,088	—	12.50	11/11/2023
	11/12/2013	266,666	—	12.50	11/11/2023
	2/23/2016(8)					195,416	3,189,189
	3/14/2016(5)					293,125	4,783,800
	3/01/2017(6)					136,504	2,227,745
	3/01/2017(11)					204,756	3,341,618
Nathan Schultz	5/16/2012	100,000	—	7.88	5/15/2022
	11/7/2012	66,666	—	6.92	11/6/2022
	11/12/2013	47,376	—	12.50	11/11/2023
	11/12/2013	200,000	—	12.50	11/11/2023
	2/23/2016(10)					156,250	2,550,000
	3/14/2016(9)					234,375	3,825,000
	3/01/2017(11)					109,145	1,781,246
	3/01/2017(7)					163,717	2,671,861
Michael Osier	2/24/2012	46,666	—	7.88	2/23/2022
	11/7/2012	66,666	—	6.92	11/6/2022
	11/12/2013	40,481	—	12.50	11/11/2023
	11/12/2013	200,000	—	12.50	11/11/2023
	2/23/2016(10)					156,250	2,550,000
	3/14/2016(9)					234,375	3,825,000
	3/01/2017(11)					109,145	1,781,246
	3/01/2017(7)					163,717	2,671,861
Esther Lem	2/9/2011	150,000	—	7.88	2/8/2021
	11/7/2012	53,333	—	6.92	11/6/2022
	11/12/2013	29,309	—	12.50	11/11/2023
	11/12/2013	133,333	—	12.50	11/11/2023
	2/23/2016(10)					125,000	2,040,000
	3/14/2016(5)					187,500	3,060,000
	3/01/2017(11)					87,316	1,424,997
	3/01/2017(7)					130,974	2,137,496
Charles Geiger	2/23/2016(9)					156,250	2,550,000
	3/14/2016(5)					234,375	3,825,000
	3/01/2017(6)					109,145	1,781,246
	3/01/2017(7)					163,717	2,671,861

(1)
All of the outstanding equity awards granted prior to November 12, 2013 were granted under our 2005 Stock Incentive Plan. All of the outstanding equity awards granted on or after November 12, 2013 were granted under our 2013 Equity Incentive Plan.

(2)	The market price for our common stock is based on the closing price per share of our common stock as listed on the New York Stock Exchange on December 29, 2017 of $16.32.

(3)
Includes 68,251 shares subject to stock options transferred as a gift to Daniel Lee Rosensweig and Linda Rosensweig CoTrustees of the Rosensweig 2012 Irrevocable Children’s Trust u/a/d 11/6/2012 on November 8, 2013.

(4) The award of RSUs vested with respect to 170,000 RSUs on October 1, 2016, and 50% of the remaining RSUs shall vest on February 23, 2018, and the remaining 50% of the awarded RSUs on February 23, 2019. The vesting is subject to continued service through each vesting date and acceleration as described in “—Termination and Change in Control Arrangements” below.
(5) The shares subject to the PSU award are earned only upon achievement by December 31, 2016 of company performance metrics consisting of Chegg Services Revenue and adjusted EBITDA as approved by the Compensation Committee. The Compensation Committee determined that the weighted average percentage of 54.8% of the measurements had been achieved, therefore a weighted average of 54.8% of the shares subject to the PSU award were allocable. 50% of the allocated shares subject to each PSU award will vest on February 27, 2018 and the remaining 50% of the allocated shares will vest on February 27, 2019, subject in each case to the officers continued service up to and through the applicable vesting date.
(6) One-third of the shares shall vest annually on each anniversary of the vesting commencement date, March 1, 2017. The vesting is subject to continued service through each vesting date and acceleration as described in "—Termination and Change in Control Arrangements" below.
(7) Upon the achievement by December 31, 2017 of certain company performance metric measurements approved by the compensation committee, the RSU allocated (if any) to each performance metric shall vest as to one-third no later than March 15, 2018; one-third on the one year anniversary of the initial determined vesting date; and the remaining one-third shall vest on the two-year anniversary of the initial determined vesting date, subject in each case to the applicable officer's continued service up to and through the applicable vesting dates.
(8) The award of RSUs vested in respect to 55,000 RSUs on October 1, 2016, and 50% of the remaining RSUs shall vest on February 23, 2018, and the remaining unvested RSUs shall vest on February 23, 2019. The vesting is subject to continued service through each vesting date and acceleration as described in "—Termination and Change in Control Arrangements" below.
(9) The award of RSUs shall vest with respect to 50% of the shares on February 23, 2018, and the remaining 50% of the shares on February 23, 2019. The vesting is subject to continued service through each vesting date and acceleration as described in “—Termination and Change in Control Arrangements” below.
(10) The award of RSUs shall vest with respect to 50% of the shares on February 23, 2018, and the remaining 50% of the shares on February 23, 2019. The vesting is subject to continued service through each vesting date.

(11)	One-third of the shares shall vest annually on each anniversary of the vesting commencement date, March 1, 2017. The vesting is subject to continued service through each vesting date.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information concerning the aggregate number of shares of our common stock for which options were exercised during fiscal year 2017 for each of the NEOs. In addition, the table presents information on shares of our common stock that were acquired upon the vesting of stock awards during 2017 for each of the NEOs on an aggregated basis.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting ($)(3)
Name
Dan Rosensweig	—	—	862,046	6,654,063
Andrew Brown	—	—	293,113	2,265,288
Nathan Schultz	31,776	338,256	205,018	1,588,988
Michael Osier	200,000	1,871,000	205,018	1,588,988
Esther Lem	—	—	158,085	1,227,178
Charles Geiger	1,077,986	9,098,763	205,018	1,588,988

(1)
The value realized on the shares acquired is the fair market value of the shares on the date of exercise, which was the closing price of our common stock on such date as traded on the New York Stock Exchange (“NYSE”), less the exercise price for the stock option award.

(2)	Amounts reflect the vesting of RSUs and PSUs.
(3) The value realized on the shares acquired is the fair market value of the shares on the date of vesting, which was the closing price of our common stock on such date as traded on the NYSE.

TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

Pursuant to the offer letters we entered into with Messrs. Rosensweig, Brown and Geiger, we have agreed to make certain payments upon their termination or resignation, or a change in control of our company. We have not entered into any termination and change of control arrangements with Mr. Schultz or Ms. Lem.

Dan Rosensweig

We entered into an offer letter agreement with Mr. Rosensweig, our President and Chief Executive Officer, on December 3, 2009. The offer letter provides for at-will employment and has no specific term. Pursuant to Mr. Rosensweig’s offer letter, in the event we terminate Mr. Rosensweig’s employment without “cause” or he resigns from his employment with us for “good reason,” then we will pay Mr. Rosensweig a lump sum payment equal to 12 months of his then-current annual salary and his monthly insurance premiums, until the earlier of 12 months following his termination or resignation or the date upon which he commences full-time employment or consulting services with another company and is eligible for participation in any health insurance program provided by such company.

Additionally, Mr. Rosensweig will be entitled to immediate vesting of 25% of his then-unvested stock options and 25% of his then-unvested RSUs. Mr. Rosensweig will also have a period of up to 24 months from the effective date of his termination or resignation to exercise all vested options. These benefits are subject to Mr. Rosensweig releasing us from all claims, resigning from our Board and returning all of our property to us.

Additionally, if Mr. Rosensweig is terminated without “cause” or he resigns from his employment with us for “good reason”within 12 months following a “change of control” of our company, we will pay Mr. Rosensweig a lump sum payment equal to his then current annual salary and his monthly insurance premiums, until the earlier of 12 months following his termination or resignation or the date upon which he commences full time employment or consulting services with another company and is eligible for participation in any health insurance program provided by such company. Additionally, Mr. Rosensweig will be entitled to immediate vesting of 100% of his then-unvested stock options and 100% of his then-unvested RSUs. Mr. Rosensweig will have a period of up to 24 months from the effective date of his termination or resignation to exercise all vested options. These benefits are subject to Mr. Rosensweig releasing us from all claims.

Andrew Brown

We entered into an offer letter agreement with Mr. Brown, our Chief Financial Officer, on October 2, 2011. The offer letter provides for at-will employment and has no specific term. Pursuant to Mr. Brown’s offer letter, in the event we terminate Mr. Brown's employment without “cause” or he resigns from his employment with us for “good reason,” then we will pay Mr. Brown a lump sum payment equal to 12 months of his then-current annual salary and his monthly insurance premiums, until the earlier of 12 months following his termination or resignation or the date upon which he commences full-time employment or consulting services with another company and is eligible for participation in any health insurance program provided by such company. Additionally, Mr. Brown will be entitled to immediate vesting of 50% of his then-unvested stock options and 50% of his then-unvested RSUs. These benefits are subject to Mr. Brown releasing us from all claims and returning all of our property to us.
Additionally, if Mr. Brown is terminated without “cause” or he resigns from his employment with us for “good reason” within 12 months following a “change of control” of our company, Mr. Brown will be entitled to immediate vesting of 50% of his then-unvested stock options and 50% of his then-unvested RSUs. These benefits are subject to Mr. Brown releasing us from all claims.
Charles Geiger

We entered into an offer letter agreement with Mr. Geiger, who initially served as our Chief Technology Officer and then our Chief Product Officer, on June 30, 2009. The offer letter provides for at-will employment and has no specific term. Pursuant to Mr. Geiger's offer letter, if Mr. Geiger is terminated without cause or he is “constructively terminated” within 12 months following a “change of control” of our company, Mr. Geiger will be entitled to immediate vesting of 50% of his then-unvested RSUs.

Mike Osier

We entered into an offer letter agreement with Mr. Osier, our Chief Outcomes Officer who initially served as our VP or Operations and IT, on September 9, 2009. The offer letter provides for at-will employment and has no specific term.

Pursuant to Mr. Osier’s offer letter, if Mr. Osier is “involuntary terminated” by the Company for reasons other than “cause”, he will be entitled to a cash payment equal to six months of his then-current annual salary.

“Cause,” “Change of Control,” “Constructive Termination,” “Good Reason” and “Involuntary Termination” Definitions
For purposes of this section, “cause” means a determination by our board of directors that employment is terminated because of (i) a failure or refusal to comply in any material respect with lawful policies, standards or regulations of our company within 30 days after written notice to of such violations and/or failure to comply; (ii) a material violation of a federal or state law or regulation applicable to our business; (iii) a conviction or plea of no contest to a felony or other crime of moral turpitude under the laws of the United States or any state; (iv) fraud or material misappropriation of property belonging to us or our affiliates; (v) a material breach of the terms of any confidentiality, invention assignment or proprietary information agreement with us or with a former employer and failure to correct or cure such material breach within thirty days after written notice of such breach; or (vi) material misconduct or gross negligence in connection with the performance of duties.

For purposes of this section, “change of control”means (i) a merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than 50% of the voting power of all of our equity would be transferred by the holders our outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of our assets; or (iii) any other transaction or series of transactions (other than capital raising transactions) in which our stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent.

For purposes of this section, a “constructive termination” occurs upon (i) a material change of the executive’s position, (ii) a reduction of then-current annual base compensation (other than a similar reduction that applies to our other senior executives), or (iii) relocation to a primary work location more than 50 miles from our principal office in Santa Clara, California.

For purposes of this section, “good reason’ occurs upon (i) removal from the executive’s current position (Chief Executive Officer or no longer reporting directly to our Board for Mr. Rosensweig; Chief Financial Officer for Mr. Brown), (ii) any material change or reduction in duties in the executive’s current position or assignment to duties inconsistent with such position, responsibilities, authority or status, (iii) reduction of then-current annual base compensation (other than a similar reduction that applies to our other senior executives), or (iv) relocation to a primary work location more than 50 miles from our principal office in Santa Clara, California.

For purposes of this section, an “involuntary termination” means involuntary discharge for reasons other than (i) unauthorized use or disclosure of our confidential information or trade secrets, which use or disclosure causes material harm to us, (ii) material breach of any agreement with us, (iii) material failure to comply with our written policies or rules, (iv) conviction of, or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state, (v) gross misconduct, (vi) continuing failure to perform reasonable assigned duties after receiving written notification of the failure from the hiring manager or (vii) failure to cooperate in good faith with a governmental or internal investigation of our company or our directions, officer or employees, if we have requested cooperation.

Estimated Payments and Benefits as of December 31, 2017

The following table sets forth the estimated payments and benefits that would be received by each of the NEOs upon a change in control of Chegg, upon a termination of employment without cause or following a resignation for good reason, or in the event of a termination of employment without cause or following a resignation for good reason in connection with a change in control in Chegg. This table reflects amounts payable to each NEO assuming that his or her employment was terminated on December 31, 2017, and the change in control of Chegg also occurred on that date. The closing market price per share of our common stock on the NYSE on December 29, 2017, was $16.32.

	Termination of Employment No Change of Control				Termination of Employment Change of Control
Named Executive Officer	Severance Payment ($)	Medical Benefits Continuation ($)(2)	Accelerated Vesting of Equity Awards ($)(1)	Total ($)	Severance Payment ($)	Medical Benefits Continuation ($)(2)	Accelerated Vesting of Equity Awards ($)(1)	Total ($)
Dan Rosensweig	920,000	28,881	3,464,997	4,413,878	920,000	28,881	13,859,988	14,808,869
Andrew Brown	520,000	24,896	2,708,467	3,253,363	520,000	24,896	2,708,467	3,253,363
Nathan Schultz	—	—	—	—	—	—	—	—
Michael Osier	225,000	—	—	225,000	225,000	—	—	225,000
Esther Lem	—	—	—	—	—	—	—	—
Charles Geiger	—	—	—	—	—	—	2,165,623	2,165,623

(1)
The value of the accelerated vesting of unvested equity awards has been calculated based on the closing market price of our common stock on the NYSE on December 29, 2017, which was $16.32 per share. All outstanding stock options are fully vested and not included in the total.

(2)	The amounts reported represent costs for COBRA.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2017 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan (the “2005 Plan”), the 2013 Equity Incentive Plan (the “2013 Plan”) and the 2013 Employee Stock Purchase Plan (the “2013 ESPP”). The table does not include information with respect to shares of our common stock subject to outstanding options or other equity awards granted under equity compensation plans or arrangements assumed by us in connection with our acquisition of the companies that originally granted those awards.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	22,398,975(1)	$8.97(2)	17,027,161(3)
Equity compensation plans not approved by security holders(4)	—	—	—

(1)	Excludes purchase rights accruing under the 2013 ESPP and includes 14,335,115 shares subject to outstanding RSUs.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to RSUs have no exercise price.
(3)
Consists of 11,177,175 shares available for issuance under the 2013 Plan and 5,849,986 shares available for issuance under the 2013 ESPP.

The number of shares reserved for issuance under the 2013 Plan will increase automatically on the first day of January of each of the first ten calendar years during the term of the plan by a number of shares of common stock equal to the lesser of (i) 5% of the total outstanding shares our common stock as of the immediately preceding December 31st or (ii) a number of shares determined by our board of directors.

The number of shares reserved for issuance under our 2013 ESPP will increase automatically on January 1st of each of the first ten calendar years following the first offering date by the number of shares equal to the lesser of (i) 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded to the nearest whole share) or (ii) a number of shares determined by our board of directors.

Pursuant to the terms of our 2013 Plan and 2013 ESPP, an additional 5,483,382 shares and 1,096,676 shares were added to the number of shares reserved for issuance under the each plan, respectively, effective January 1, 2018.

(4)
Excludes information for options and other equity awards assumed by us in connection with mergers and acquisitions and warrants issued by us in connection with financing transactions. As of December 31, 2017, a total of 2,986 shares of our common stock were issuable upon exercise of outstanding options assumed and 100,000 shares of our common stock were issuable upon exercise of outstanding warrants issued in connection with financing transactions. The weighted average exercise price of those outstanding options and warrants was $3.79 per share and $12.00 per share, respectively. No additional equity awards may be granted under any equity compensation plans or arrangements assumed by us in connection with mergers and acquisitions.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS

Other than the compensation arrangements, including employment, termination of employment and change of control arrangements and indemnification arrangements, discussed, when required, above in the section entitled “Executive Compensation,” since January 1, 2017, we have not been a party to any transaction or series of similar transactions in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

Our related-party transactions policy requires approval of transactions to which we are a party and in which an officer, director, nominee for director, stockholder beneficially owning more than five percent of our outstanding capital stock or an immediate family member of such person has a material interest. Any transaction that we intend to undertake with such persons, irrespective of the amounts involved (unless such transaction is subject to standing pre-approval as provided under the policy or pursuant to a resolution adopted by our compensation committee), will be submitted to our ethics counselor for his or her determination of what approvals are required under the related-party transactions policy. The ethics counselor will refer to the chair of our audit committee (or another member of our audit committee if the chair is a party to the transaction) any such transaction for review. In the event our ethics counselor becomes aware of a transaction with a related person that has not been previously approved or previously ratified under the related-party transactions policy that required such approval, it will be submitted promptly to the chair or other member of our audit committee for review. Based on the conclusions reached, the chair or other member of our audit committee will evaluate all options, including but not limited to ratification, amendment or termination of the transaction with the related person.

In approving or rejecting the proposed transaction, the chair or other member of our audit committee will consider the relevant and available facts and circumstances, including such facts as (i) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated; (ii) the terms of the transaction; and (iii) any other relevant information and considerations with respect to the proposed transaction. The chair or other member of our audit committee will approve only those transactions with related persons that, in light of known circumstances, are in or are not inconsistent with, the best interests of our company and our stockholders, as such chair or other member of our audit committee determines in the good faith exercise of his or her discretion.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Chegg’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Chegg under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that Chegg specifically incorporates it by reference.

The Audit Committee has reviewed and discussed with Chegg’s management and Ernst & Young LLP the audited consolidated financial statements of Chegg as of and for the year ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by AS 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Chegg.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Chegg’s annual report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Reneé Budig, Chair
Richard Sarnoff
John York

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at the Next Annual Meeting

Chegg’s bylaws provide that, for stockholder nominations to the board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Chegg, Inc., 3990 Freedom Circle, Santa Clara, California 95054, Attn: Corporate Secretary.

To be timely for the 2019 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Chegg not earlier than 5:00 p.m. Pacific Time on February 22, 2019 and not later than 5:00 p.m. Pacific Time on March 24, 2019. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Chegg’s bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Chegg’s 2019 annual meeting must be received by us no later than December 27, 2018 in order to be considered for inclusion in Chegg’s proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Chegg’s directors, executive officers and any persons who own more than 10% of Chegg’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Chegg with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Chegg and written representations from the directors and executive officers, Chegg believes that all Section 16(a) filing requirements were timely met in 2017.

Available Information

Chegg will mail without charge, upon written request, a copy of Chegg’s annual report on Form 10-K for the year ended December 31, 2017, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations
Chegg, Inc.
3990 Freedom Circle
Santa Clara, California 95054

The Annual Report is also available at http://investor.chegg.com.

“Householding” - Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Chegg will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Chegg’s Investor Relations department at 3990 Freedom Circle, Santa Clara, California 95054, Attn: Investor Relations, telephone number (408) 855-5735.

Any stockholders who share the same address and currently receive multiple copies of Chegg’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their broker to request information about householding or Chegg’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the meeting and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

APPENDIX A

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA

We believe that certain non-GAAP financial measures, including adjusted EBITDA, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding items that may not be indicative of our core business, operating results or future outlook. Our management uses these non-GAAP financial measures in assessing our operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors' overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of our performance to prior periods. The presentation of additional information is not meant to be considered in isolation or as a substitute for or superior to net income (loss) determined in accordance with GAAP. Management strongly encourages stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following is a reconciliation of net loss to EBITDA and adjusted EBITDA for the year ended December 31, 2017 (in thousands, unaudited):

Year Ended December 31, 2017
Net loss	$(20,283)
Interest expense, net	74
Provision for income taxes	1,802
Depreciation and amortization expense	19,337
EBITDA	930
Share-based compensation expense	38,359
Other income, net	(560)
Restructuring charges	1,047
Acquisition-related compensation costs	6,623
Adjusted EBITDA	$46,399

0

CHEGG, INC.

Proxy for Annual Meeting of Stockholders on June 7, 2018

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Dan Rosensweig and Andrew Brown as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Chegg, Inc. held of record by the undersigned at the close of business on April 10, 2018 at the Annual Meeting of Stockholders to be held June 7, 2018 at 9:00 a.m. Pacific Time at 3990 Freedom Circle, Santa Clara, California 95054, and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

CHEGG, INC.

June 7, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18637

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230403000000000000 6 060718

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, "FOR ONE YEAR" IN PROPOSAL 3 AND "FOR" PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

1. Election of two class II directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Marne Levine
○ Richard Sarnoff

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To approve the non-binding advisory vote on executive compensation for the year ended December 31, 2017.	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
3. To approve the non-binding advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. **If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, "FOR" Proposal 2, "FOR ONE YEAR" in Proposal 3 and "FOR" Proposal 4.**

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.